UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 12, 2019 (December 11, 2019)

ASSERTIO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

Delaware	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

100 S. Saunders Road, Suite 300, Lake Forest, IL 60045

(Address of principal executive offices, with zip code)

(224) 419-7106

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, $0.0001 par value	ASRT	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Asset Purchase Agreement

On December 11, 2019, Assertio Therapeutics, Inc., a Delaware corporation (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Golf Acquiror LLC, an affiliate of Alvogen, Inc. (“Alvogen”), pursuant to which the Company will divest its rights, title and interest in and to Gralise® (gabapentin) (“Gralise”), including certain related assets, to Alvogen (the “Transaction”) for (i) $75.0 million in cash payable at the closing of the Transaction (the “Closing”) and (ii) 75% of Alvogen’s first $70.0 million in net sales of Gralise net sales after the Closing.  Pursuant to the terms of the Asset Purchase Agreement, Alvogen will assume certain contracts, liabilities and obligations of the Company relating to Gralise, including those related to manufacturing and supply, post-market commitments and clinical development costs.

The Asset Purchase Agreement contains customary representations, warranties and covenants, termination rights, as well as indemnification provisions subject to specified limitations.  In addition, the completion of the Acquisition is subject to certain customary conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Deerfield Agreement

In connection with the execution of the Asset Purchase Agreement, the Company, certain subsidiaries of the Company, certain noteholders and Deerfield Private Design Fund III, L.P., as collateral agent (“Deerfield”), entered into a Sixth Amendment (the “Deerfield Amendment”) to the Note Purchase Agreement, dated as of March 12, 2015 (the “Purchase Agreement”), among the Company, the noteholders party thereto and Deerfield. The Deerfield Amendment, among other things, consents to the Transaction, waives applicable notice requirements under the Purchase Agreement with respect to the Transaction, amends certain definitions in the Purchase Agreement, and reduces the minimum net sales the Company must achieve on a quarterly basis from $195.0 million to $142.5 million. The Amendment further waives the existing prepayment requirements applicable to the Transaction and provides instead that a portion of the Purchase Price shall be used to prepay $60.5 million principal amount of the outstanding notes issued under the Purchase Agreement. Such prepayment shall be applied (i) first, to the $20.0 million principal amount payable on January 15, 2020, (ii) second, in the amount of $18.0 million to the principal amount payable on April 15, 2020 and (iii) third, in the remaining amount of $22.5 million to the principal amount payable at maturity. The Amendment further provides that the amortization schedule shall be deemed amended upon receipt of such prepayment to provide that no further payment is owing on April 15, 2020, and that the principal amount payable on the notes shall be $21.0 million for the two remaining quarterly payments due in 2020 and $20.0 million for the last quarterly payment due in January 2021 prior to maturity in April 2021.

The foregoing summaries of the Asset Purchase Agreement and the Deerfield Amendment do not purport to be complete and are qualified in their entirety by reference to the Asset Purchase Agreement and Deerfield Amendment, copies of which are filed as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K (this “Current Report”) and incorporated herein by reference. The Asset Purchase Agreement and the Deerfield Amendment are not intended to provide any other financial information about the Company.  The representations, warranties and covenants contained in the Asset Purchase Agreement and the Deerfield Amendment, as applicable, were made only for purposes of such agreement and as of the dates specified therein; were made solely for the benefit of the parties to the agreement; may be subject to qualifications and limitations agreed upon by the parties; and may be subject to standards of materiality applicable to the contracting parties that differ from those that may be viewed as material to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Asset Purchase Agreement or the Deerfield Amendment, as applicable, which subsequent information may or may not be fully reflected in public disclosures by the Company.

Item 7.01 Other Events

On December 11, 2019, the Company issued a press release announcing certain of the matters described in this Current Report on Form 8-K.  A copy of this press release is attached hereto as Exhibit 99.1 to this Current Report. The information set forth in this item 7.01 and in Exhibit 99.1 shall not be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Asset Purchase Agreement, dated December 11, 2019, by and among Assertio Therapeutics Inc., Golf Acquiror LLC and, solely for the purposes set forth therein, Celtic Intermediate S.A.

10.2

Sixth Amendment to Note Purchase Agreement, dated December 11, 2019, by and among Assertio Therapeutics, Inc., certain subsidiaries of Assertio Therapeutics, Inc. party thereto, certain noteholders party thereto and Deerfield Private Design Fund III, L.P., as collateral agent

99.1	Assertio Therapeutics, Inc. Press Release issued on December 12, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSERTIO THERAPEUTICS, INC.

Date: December 12, 2019	By:	/s/ Daniel A. Peisert
Daniel A. Peisert
Senior Vice President and Chief Financial Officer